EXHIBIT 99

SPS Commerce Reports First Quarter 2020 Financial Results

Company delivers 77th consecutive quarter of topline growth, with 12% growth in recurring revenue over 2019

MINNEAPOLIS, April 30, 2020 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (Nasdaq: SPSC), a leader in retail cloud services, today announced financial results for the first quarter ended March 31, 2020.

Revenue was $74.2 million in the first quarter of 2020, compared to $66.9 million in the first quarter of 2019, reflecting 11% growth in revenue from the first quarter of 2019. Recurring revenue grew 12% from the first quarter of 2019.

Net income in the first quarter of 2020 was $9.5 million or $0.26 per diluted share, compared to net income of $6.8 million or $0.19 per diluted share, in the first quarter of 2019. Non-GAAP income per diluted share was $0.38 compared to non-GAAP income per diluted share of $0.30 in the first quarter of 2019.

Adjusted EBITDA for the first quarter of 2020 increased 24% to $20.4 million compared to the first quarter of 2019.

“SPS Commerce plays a mission-critical role in the global supply chain.  Our solutions are keeping trading partners connected, especially now during this time of crisis and disruption,” said Archie Black, President and CEO of SPS Commerce. “We’d like to thank our employees and our partners who delivered world class service as they responded to the needs of retailers impacted by macroeconomic effects of the pandemic, executing remote retail automation better and faster than ever.  We remain fully committed to provide unwavering support to the suppliers and retailers that serve our communities in these challenging times.”

“We are pleased with our first quarter results as we continued to deliver uninterrupted, full-service solutions remotely, to new and existing customers worldwide.  With proven operational leverage and a strong balance sheet, we are confident that SPS Commerce is positioned to overcome near term uncertainties. We expect the current supply chain dynamics to amplify the need for e-commerce and EDI solutions in the long term, and we believe SPS Commerce is uniquely positioned to expand on its market leadership.” said Kim Nelson, CFO of SPS Commerce.

Guidance

For the second quarter of 2020, revenue is expected to be in the range of $73.8 million to $74.8 million.  Second quarter net income per diluted share is expected to be in the range of $0.17 to $0.19 with fully diluted weighted average shares outstanding of approximately 36.2 million shares.  Non-GAAP income per diluted share is expected to be in the range of $0.29 to $0.31.  Adjusted EBITDA is expected to be in the range of $19.0 million to $20.0 million.  Non-cash, share-based compensation expense is expected to be approximately $5.1 million, depreciation expense is expected to be approximately $3.5 million and amortization expense is expected to be approximately $1.4 million.

Due to uncertainties related to the macroeconomic impact of the COVID-19 pandemic, we are withdrawing 2020 guidance until we can ascertain the scale of the impact on retail dynamics, and our business.  However, given our history of strong operating leverage and the resilience of our SaaS business model, we remain confident in our ability to expand adjusted EBITDA margin in 2020.

For modeling purposes, we expect stock based compensation expense for the year of approximately $19.7 million, depreciation expense of approximately $13.8 million, and amortization expense of approximately $5.6 million.

We will continue to monitor the macroeconomic impact on retail dynamics and reassess our visibility for the full year at the end of the second quarter.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID #5367429 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at http://investors.spscommerce.com under the Events and Presentations menu.  The replay will also be available on our website at http://investors.spscommerce.com.

About SPS Commerce

SPS Commerce is the world’s leading retail network, connecting trading partners around the globe to optimize supply chain operations for all retail partners. We support data-driven partnerships with innovative cloud technology, customer-obsessed service and accessible experts so our customers can focus on what they do best. To date, more than 90,000 companies in retail, distribution, grocery and e-commerce have chosen SPS as their retail network. SPS has achieved 77 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, contact SPS at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo, RETAIL UNIVERSE, 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. RSX, IN:FLUENCE, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

SPS-F

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

Adjusted EBITDA consists of net income adjusted for depreciation and amortization, interest expense, interest income, income tax expense, stock-based compensation expense, realized loss from foreign currency on cash and investments held, and other adjustments as necessary for a fair presentation. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP income per share consists of net income plus stock-based compensation expense, amortization expense related to intangible assets, realized loss from foreign currency on cash and investments held, and other adjustments as necessary for a fair presentation, divided by the weighted average number of shares of common stock outstanding during each period.  SPS Commerce includes an adjustment to non-GAAP income to reflect the income tax effects of the adjustments to GAAP net income. To quantify these tax effects, SPS Commerce recalculates income tax expense excluding the direct book and tax effects of the specific items constituting the non-GAAP adjustments (e.g., stock-based compensation expense). The difference between this recalculated income tax expense and GAAP income tax expense is presented as the income tax effect of the non-GAAP adjustments.

SPS Commerce believes non-GAAP income per share is useful to an investor because it is widely used to measure a company's operating performance.  These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world, our positioning for the future, our performance for the second quarter and full year of 2020, and any statements about the future effect of the COVID-19 pandemic on our business, customers or the global economy and our business prospects, all of which fall within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2019, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations
The Blueshirt Group
Irmina Blaszczyk
Lisa Laukkanen
SPSC@blueshirtgroup.com
415-217-4962

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share and per share amounts)

	March 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$184,484	$179,252
Short-term investments	30,074	34,284
Accounts receivable	33,275	33,001
Allowance for credit losses	(2,939)	(1,469)
Accounts receivable, net	30,336	31,532
Deferred costs	35,543	35,274
Other assets	9,417	11,279
Total current assets	289,854	291,621
PROPERTY AND EQUIPMENT, less accumulated depreciation of $53,458 and $50,574, respectively	24,035	23,752
OPERATING LEASE RIGHT-OF-USE ASSET	15,170	15,744
GOODWILL	74,463	76,845
INTANGIBLE ASSETS, net	20,857	22,668
OTHER ASSETS
Deferred costs, non-current	11,393	11,667
Deferred income tax assets	1,837	2,630
Other assets, non-current	2,210	2,513
Total assets	$439,819	$447,440
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$4,602	$4,274
Accrued compensation	13,132	22,303
Accrued expenses	5,374	6,207
Deferred revenue	34,929	31,463
Operating lease liabilities	3,866	3,783
Total current liabilities	61,903	68,030
OTHER LIABILITIES
Deferred revenue, non-current	2,781	2,851
Operating lease liabilities, non-current	18,957	20,085
Deferred income tax liabilities	990	1,193
Other liabilities, non-current	—	405
Total liabilities	84,631	92,564
COMMITMENTS and CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value; 55,000,000 shares authorized; 36,474,448 and 36,104,619 shares issued; and 34,992,825 and 34,863,271 outstanding, respectively	36	36
Treasury stock, at cost; 1,481,623 and 1,241,348 shares, respectively	(58,297)	(46,297)
Additional paid-in capital	361,853	354,115
Retained earnings	57,419	48,973
Accumulated other comprehensive loss	(5,823)	(1,951)
Total stockholders’ equity	355,188	354,876
Total liabilities and stockholders’ equity	$439,819	$447,440

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Revenues	$74,192	$66,934
Cost of revenues	23,544	21,367
Gross profit	50,648	45,567
Operating expenses
Sales and marketing	18,299	17,922
Research and development	7,568	6,192
General and administrative	11,909	12,770
Amortization of intangible assets	1,336	1,304
Total operating expenses	39,112	38,188
Income from operations	11,536	7,379
Other income (expense)
Interest income, net	640	577
Other expense, net	(1,241)	(47)
Change in earn-out liability	(72)	(56)
Total other income (expense), net	(673)	474
Income before income taxes	10,863	7,853
Income tax expense	1,348	1,040
Net income	$9,515	$6,813

Net income per share
Basic	$0.27	$0.19
Diluted	$0.26	$0.19

Weighted average common shares used to compute net income per share
Basic	35,072	34,942
Diluted	35,926	35,984

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective August 22, 2019.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities
Net income	$9,515	$6,813
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	668	838
Change in earn-out liability	72	56
Depreciation and amortization of property and equipment	3,138	2,637
Amortization of intangible assets	1,336	1,304
Provision for credit losses	1,285	655
Stock-based compensation	4,344	5,294
Other, net	(105)	(240)
Changes in assets and liabilities
Accounts receivable	(1,053)	(1,328)
Deferred costs	(256)	(414)
Other current and non-current assets	2,041	(337)
Accounts payable	655	353
Accrued compensation	(9,302)	(8,843)
Accrued expenses	(615)	60
Deferred revenue	3,396	3,698
Operating leases	(452)	(345)
Net cash provided by operating activities	14,667	10,201
Cash flows from investing activities
Purchases of property and equipment	(3,965)	(2,899)
Purchases of investments	(12,460)	(12,447)
Maturities of investments	15,875	15,225
Net cash used in investing activities	(550)	(121)
Cash flows from financing activities
Repurchases of common stock	(12,000)	(2,966)
Net proceeds from exercise of options to purchase common stock	3,683	2,472
Net proceeds from employee stock purchase plan	87	—
Payment for earn-out liability	(688)	—
Net cash used in financing activities	(8,918)	(494)
Effect of foreign currency exchange rate changes	33	270
Net increase in cash and cash equivalents	5,232	9,856
Cash and cash equivalents at beginning of period	179,252	133,859
Cash and cash equivalents at end of period	$184,484	$143,715

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Net income	$9,515	$6,813
Depreciation and amortization of property
and equipment	3,138	2,637
Amortization of intangible assets	1,336	1,304
Interest income, net	(640)	(577)
Income tax expense	1,348	1,040
Stock-based compensation expense	4,344	5,294
Realized loss from foreign currency on cash and investments held	1,243	-
Other	72	(61)
Adjusted EBITDA	$20,356	$16,450

Net income	$9,515	$6,813
Stock-based compensation expense	4,344	5,294
Amortization of intangible assets	1,336	1,304
Realized loss from foreign currency on cash and investments held	1,243	-
Other	72	(61)
Income tax effects of adjustments	(3,026)	(2,643)
Non-GAAP income	$13,484	$10,707

Shares used to compute non-GAAP income per share
Basic	35,072	34,942
Diluted	35,926	35,984

Non-GAAP income per share
Basic	$0.38	$0.31
Diluted	$0.38	$0.30

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective August 22, 2019.